PRESS RELEASE
Global Payments Announces President and Chief Operating Officer to Depart

ATLANTA, August 30, 2018 -- Global Payments Inc. (NYSE: GPN), a leading worldwide provider of payment technology and software solutions, today announced that David Mangum, President and Chief Operating Officer, intends to leave the company.
“I would like to thank David for his significant contributions to the growth of Global Payments over the past decade,” said Jeff Sloan, Chief Executive Officer. “In particular, his leadership over the last five years as our President has been instrumental to our success as we have evolved our business mix and positioned the company as the leader in technology-enabled, software-driven payments globally. We wish him the very best in his future endeavors.”
“I would like to thank Jeff and the entire team at Global Payments for their support and dedication,” said Mr. Mangum. “I am extremely proud of what we have accomplished together these past few years and look forward to watching the company continue to thrive.”
In addition, Global Payments announced today that Mr. Sloan and Cameron Bready, Senior Executive Vice President and Chief Financial Officer, have extended their employment agreements through August 2021. Mr. Sloan and Mr. Bready will also be assuming Mr. Mangum’s primary responsibilities.

About Global Payments
Global Payments Inc. (NYSE: GPN) is a leading worldwide provider of payment technology and software solutions delivering innovative services to our customers globally. Our technologies, services and employee expertise enable us to provide a broad range of solutions that allow our customers to accept all payment types and operate their businesses more efficiently across a variety of distribution channels in many markets around the world.

Headquartered in Atlanta, Georgia with more than 10,000 employees worldwide, Global Payments is a member of the S&P 500 with customers and partners in 31 countries throughout North America, Europe, the Asia-Pacific region and Brazil. For more information about Global Payments, our Service. Driven. Commerce brand and our technologies, please visit www.globalpaymentsinc.com.

Investor contact:	investor.relations@globalpay.com	Media contact:	media.relations@globalpay.com
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